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                                                                   EXHIBIT 99.1
FOR IMMEDIATE RELEASE
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                              Contact:  Len Stigliano, Chief Operating Officer
                              IBAH, Inc., (215) 283-0770

                              Noonan/Russo Communications
                              (212) 696-4455
                              Jennifer Angell (investor), ext: 240
                              Heather Hennessy (media), ext. 274



                   IBAH ANNOUNCES CLOSING WITH AUSTRALIAN CRO

Blue Bell, Pennsylvania, May 7, 1997 - IBAH, Inc. (Nasdaq:IBAH) today announced the closing on the definitive agreement between IBAH and Pharmaco Pty., Ltd., an Australian based clinical research organization ("CRO").

Pharmaco Pty., Ltd. is a leading, full-service CRO in Australia with an excellent reputation for delivery of high quality clinical trial, regulatory, data management and health economic services. Annual revenues for Pharmaco Pty., Ltd. for their fiscal year 1996 were approximately 1.5 million Australian dollars. The transaction will be accounted for as a pooling of interests involving exchange of 100% of Pharmaco Pty., Ltd. shares for 575,000 shares of IBAH common stock.

Pharmaco Pty., Ltd. will join IBAH's current operation in Australia. The combined businesses will operate as IBAH Australia. Dr. Phillip Altman, formerly Managing Director of Pharmaco Pty., Ltd., will be the new Managing Director of IBAH Australia, headquartered in Sydney.

"The acquisition combines the Pharmaco Pty., Ltd. reputation for outstanding regulatory expertise and pharmacoeconomic services with the international excellence of IBAH. The resulting synergy will allow us to offer unmatched clinical services to Australia and New Zealand," stated Gerri Henwood, Chief Executive Officer of IBAH.

IBAH, based in Blue Bell, Pennsylvania, is a worldwide leader in providing comprehensive product development services to pharmaceutical, biotechnology, medical device and diagnostic companies. IBAH's services are designed to help clients accelerate products from discovery through development faster and more cost-effectively.

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Editor's Note: This release is also available over the World Wide Web at
http://www.ibah.com and http:// www.noonanrusso.com.